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EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

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
                                                  Year Ended December 31,
                                                  1998            1999            2000            2001            2002
                                                  ----            ----            ----            ----            ----

Consolidated pretax (loss) income
   from continuing operations                     $22,312         $28,041         $39,800         $79,633        $92,303
Share of pretax income of 50%
   owned affiliate net of equity
   pick-up                                              -               -               -               -              -
Share of distributed (income) loss
   of less-than-50%-owned
   affiliates net of equity pick-up                    10           1,304           3,008           1,690             98
Share of pretax loss of less-than-
   50%-owned affiliate with
   guaranteed debt net of equity
   pick-up                                              -               -               -               -              -
Amortization of capitalized interest                  255             334             441             345            321
Interest                                           26,659          39,475          56,340          43,922         38,771
Less interest capitalized during the
   period                                          (4,534)         (6,876)         (6,362)         (5,439)        (7,453)

Net amortization of debt discount
   and premium and issuance
   expense                                          2,084           2,676           3,754           3,488          5,292
Interest portion of rental expense                    898           1,987           4,312           4,156          3,582

                                             ----------------------------------------------------------------------------
     Earnings                                     $47,685         $66,941        $101,293        $127,795       $132,914
                                             ============================================================================

Interest                                           26,659          39,475          56,340          43,922         38,771
Net amortization of debt discount
   and premium and issuance
   expense                                          2,084           2,676           3,754           3,488          5,292
Interest portion of rental expense                    898           1,987           4,312           4,156          3,582
Interest expense relating to
   guaranteed debt of less-than-
   50% owned affiliate                                  -               -               -               -          1,316

                                             ----------------------------------------------------------------------------
     Fixed Charges                                $29,641         $44,138         $64,406         $51,566        $48,961
                                             ============================================================================

     Ratio of Earnings to
       Fixed Charges                                 1.61            1.52            1.57            2.48           2.71
                                             ============================================================================
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